2000 Westchester Avenue, Purchase, New York 10577 •?(914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) –?(914) 701-8200 Bonnie Rodney (Media) – (914) 701-8580

Atlas Air Worldwide
Reports Solid First-Quarter Earnings,
Reaffirms 2012 EPS Expectation

•	1Q12 Adjusted Net Income of $13.6 Million, $0.51 per Share

•	1Q12 Reported Net Income of $12.8 Million, $0.48 per Share

•	Adjusted and Reported 2012 EPS Expected to Exceed $5.10, 24% Growth from 2011 Adjusted EPS

PURCHASE, N.Y., May 3, 2012 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), a leading global provider of outsourced aircraft and aviation operating services, today announced earnings for the first quarter of 2012 and reaffirmed guidance for full-year earnings in excess of $5.10 per diluted share on both a reported and adjusted basis.

For the three months ended March 31, 2012, adjusted net income attributable to common stockholders totaled $13.6 million, or $0.51 per diluted share, compared with adjusted net income attributable to common stockholders of $12.7 million, or $0.49 per diluted share, for the three months ended March 31, 2011.

Adjusted results in the first quarter of 2012 exclude incremental costs related to the retirement of the company’s 747-200 fleet and gains on the disposal of assets. Adjusted results in the first quarter of 2011 exclude pre-operating expenses for the introduction of new aircraft types, including incremental costs incurred as a result of aircraft delivery delays, as well as gains on the disposal of assets.

On a reported basis, first-quarter 2012 net income attributable to common stockholders totaled $12.8 million, or $0.48 per diluted share, compared with $10.5 million, or $0.40 per diluted share, in the first quarter of 2011. Revenues totaled $359.3 million in the first quarter of 2012 and $297.6 million in the first quarter of 2011.

“Earnings in the first quarter of 2012 were well above our expectations,” said William J. Flynn, President and Chief Executive Officer of Atlas Air Worldwide.

“The improvement was primarily due to a substantial pickup in the commercial airfreight market during March 2012. Volumes and rates improved dramatically compared with January and February, and we were well-positioned to help customers respond to an increase in demand for airfreight capacity, especially out of Asia, for new, high-tech product launches, pharmaceuticals, automotive parts and other high-value, time-sensitive-to-market shipments.”

After flying below minimums in January and February, the company’s ACMI customers flew approximately 11% above minimum block hours in March, reflecting the increase in demand and improvement in rates.

In addition to improved market conditions, earnings in the first quarter were favorably affected by the timing of aircraft engine maintenance activity. As a result, approximately $0.10 per diluted share of maintenance expense that was expected to occur in the first quarter will now be incurred in the second quarter.

Earnings in the first quarter of 2012 were also driven by revenue and volume growth in the company’s core ACMI business; strength in AMC Charter passenger volumes as well as an increase in premium-rate 747-400 cargo volumes; and revenue and volume growth in Commercial Charter. Results in each segment, however, were partially offset by increased crew and aircraft ownership costs compared with the first quarter of 2011. In addition, AMC Charter and Commercial Charter incurred higher costs associated with the wind down of the 747-200 fleet during the quarter, while AMC Charter was also affected by a decline in military cargo demand and Commercial Charter was affected by an increase in fuel expense.

Outlook

“We continue to expect strong earnings growth in 2012, with reported and adjusted fully diluted earnings increasing approximately 24% compared with adjusted 2011 EPS, to more than $5.10 per share, and block hours increasing approximately 17%,” said Mr. Flynn.

“In reaffirming our guidance for 2012, we continue to expect that market growth during the year will be seasonal and second-half weighted. Our new 747-8Fs are driving growth and profitability in our business. They have begun to enter service and will be an important contributor this year. In addition, we will benefit from our first full year of AMC Charter passenger service and a continuing step-up in CMI flying for Boeing and DHL Express. We also anticipate that approximately 57% of our maintenance expense will be incurred in the first-half. As a result, we anticipate a sequential increase in our quarterly earnings throughout the year.

“We are confident about the resilience of our business model and our ability to leverage the scale and efficiencies inherent in our business. While our outlook acknowledges near-term uncertainties about the global economy and military cargo demand, we expect increasing contributions in 2012 from the investments we have made to develop a comprehensive new AMC Charter passenger business and initiate a new 767 passenger- and cargo-aircraft operating platform.”

Three of the company’s new 747-8F aircraft entered ACMI service in the fourth quarter of 2011 under a long-term contract with British Airways. Two additional -8F aircraft, which are expected to be delivered by the end of the summer, are under long-term ACMI contract with Panalpina. Two other -8F aircraft are expected to be placed into ACMI service upon delivery from Boeing in the fourth quarter of 2012.

We continue to expect that volumes in our military passenger business, including our new B767 operations, will total approximately 10,000 block hours in 2012. We also anticipate that AMC Charter cargo volume will total about 10,000 block hours this year.

Maintenance expense in 2012 is expected to total approximately $178 million. Line maintenance, which is based on block hours operated, should account for about 56% of these expenditures in 2012. As block hours are expected to increase over 2011, line maintenance will grow accordingly. Approximately 37% of maintenance expense should be for heavy airframe checks and engine maintenance, with the balance for non-heavy maintenance. From a timing perspective, about 30% of total maintenance expense in 2012 occurred in the first quarter of the year, with approximately 27% and 24% expected in the second and third quarters, and 19% in the fourth quarter.

Mr. Flynn concluded: “We continue to drive performance and value for our customers by providing leading-edge assets and by delivering premium outsourced operating services that are unmatched in quality and global scale.

“Our 747-8F aircraft, which are providing efficient, reliable, wide-body, long-haul cargo service to our customers, will drive volumes and profitability in our core ACMI business. Our growing CMI operations and passenger military business will complement that growth.

“We believe that our modern, efficient fleet, business mix, customer service, operating flexibility and solid balance sheet will allow us to continue to perform well in all economic conditions and to navigate the growth ahead.”

Conference Call

Management will host a conference call to discuss AAWW’s first-quarter 2012 financial and operating results at 11:00 a.m. Eastern Time on Thursday, May 3, 2012.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the first-quarter call) or at the following Web address:

http://www.media-server.com/m/p/rrm5h6zv

Slides supplementing management’s presentation may be downloaded from the “Presentations” section of AAWW’s website prior to the conference call.

For those unable to listen to the live call, a replay will be available on the above websites following the call. A replay will also be available through May 10 by dialing (855) 859-2056 (domestic) and (404) 537-3406 (international) and using Access Code 73468975#.

1Q12 Performance Versus 1Q11

Operating revenues of $359.3 million in the first quarter of 2012 increased $61.7 million, or 21%, compared with the first quarter of 2011. Revenues in the first quarter primarily reflected increases in revenue per block hour and volumes in our AMC Charter business, including strong growth in our military passenger service, as well as higher rates and volumes in our ACMI and Commercial Charter operations.

Total block hours increased 8% (33,673 block hours versus 31,210) compared with the first quarter of 2011. Average operating aircraft, excluding Dry Leasing aircraft, rose 15% (34.0 compared with 29.5). Average utilization of operating aircraft, excluding Dry Leasing aircraft, totaled approximately 10.9 hours per aircraft per day during the quarter compared with 11.8 hours in the first quarter of 2011.

In ACMI, revenues of $154.7 million increased $8.7 million, or 6%, reflecting an increase in block-hour volumes (24,509 versus 23,699) and average ACMI revenue per block hour ($6,312 versus $6,162). The increase in block-hour volumes compared with the first quarter of 2011 was primarily due to the flying of two incremental aircraft for DHL Express that began in March 2011. The increase in revenue per block hour during the quarter primarily reflected the impact of higher rates for three 747-8F aircraft, which began flying during the fourth quarter of 2011.

On average, ACMI customers flew at contractual minimum block hours during the first quarter of 2012. Reflecting the pace of airfreight market activity during the quarter, ACMI customers flew below contractual minimums in January and February, and 11% above contractual minimums in March.

For the quarter, an average of 21.9 aircraft (20.8 cargo aircraft and 1.1 passenger aircraft) directly supported the Company’s ACMI operations, compared with an average of 21.0 aircraft (20.0 cargo aircraft and 1.0 passenger aircraft) in the first quarter of 2011.

AMC Charter revenues of $121.3 million increased $40.1 million, or 49%, in the latest quarter, primarily driven by revenue from passenger charter flying, which we began in May 2011. Block-hour volumes increased due to the flying of 1,850 passenger block hours compared with none in the first quarter of 2011, partially offset by a decrease of 941 cargo block hours (3,189 versus 4,130) compared with the first quarter of 2011. AMC Charter cargo block-hour rates increased 27% ($24,886 versus $19,655), primarily due to an increase in the average “pegged” fuel price paid by the U.S. military ($3.61 per gallon versus $2.95) and premiums earned on flying more 747-400 cargo aircraft during the first quarter of 2012.

An average of 7.1 aircraft (4.3 cargo aircraft and 2.8 passenger aircraft) supported the company’s AMC Charter operations during the quarter, compared with an average of 4.9 aircraft (4.9 cargo aircraft and zero passenger aircraft) in the first quarter of 2011.

In Commercial Charter, revenues of $76.9 million increased $11.4 million, or 17%, during the quarter. Revenues were driven by an increase in block-hour volumes (3,691 versus 3,165) and an increase in block-hour rates ($20,847 versus $20,706). Higher block-hour volumes primarily reflected the deployment of a second 747-400 cargo aircraft to support increased demand in South America. In addition, we were able to utilize passenger aircraft for sporting-event and concert-tour charters. Block-hour rates during the quarter reflected an improvement in Commercial Charter yields out of Asia.

For the quarter, an average of 5.0 aircraft (4.6 cargo aircraft and 0.4 passenger aircraft) supported the company’s Commercial Charter operations, compared with an average of 3.6 aircraft (3.6 cargo aircraft and zero passenger aircraft) in the first quarter of 2011.

Operating Expenses

Operating expenses in the first quarter of 2012 totaled $338.7 million, an increase of $57.6 million, or 20%, compared with the same quarter in 2011, primarily due to increases in aircraft fuel, labor expense, depreciation and amortization, and other operating expenses.

Aircraft fuel expense of $94.8 million increased $20.6 million, or 28%, compared with the first quarter of 2011. Higher fuel prices, reflecting a 22% increase in the AMC Charter pegged fuel price and an 11% increase in Commercial Charter fuel prices ($3.39 per gallon versus $3.06), added approximately $13.5 million to fuel expense, while increases in AMC Charter and Commercial Charter fuel consumption added approximately $7.1 million.

Labor expense of $70.9 million during the quarter increased $9.1 million, or 15%, primarily due to an increase in wages for crewmembers; an increase in total block hours flown; and the hiring of additional employees to support new aircraft.

Depreciation and amortization of $14.3 million increased $6.0 million, or 72%, compared with the first quarter of 2011, reflecting the introduction of additional aircraft to the company’s fleet.

Other operating expenses totaled $33.3 million during the quarter, an increase of $10.5 million, or 46%. The increase was primarily due to contract services for flight attendants and passenger catering, as well as commissions related to increased AMC Charter revenue.

Maintenance expense of $53.0 million increased $2.9 million, or 6%, compared with the first quarter of 2011, driven by increases of $9.5 million for 747-400 aircraft and $2.8 million for other aircraft, partially offset by a $9.4 million reduction for 747-200 aircraft.

With respect to 747-400 aircraft, heavy maintenance expense during the quarter increased approximately $3.1 million due to an increase in the number of C Checks and additional maintenance expense on engines, partially offset by a reduction in the number of D Checks. Non-heavy maintenance expense increased $3.2 million due to the timing of non-heavy maintenance events compared with the first quarter of 2011, and line maintenance expense increased $3.2 million driven by an increase in block-hour volumes.

Reflecting an increase in block hours flown, line maintenance expense for other aircraft increased $2.8 million.

Due to the retirement of the 747-200 fleet during the first quarter of 2012, heavy maintenance expense on 747-200 aircraft decreased approximately $5.6 million and line maintenance decreased $3.8 million.

Heavy maintenance activity during the quarter included seven 747-400 C Checks and two 747-400 D Checks compared with one 747-400 C Check and three 747-400 D Checks in the first quarter of 2011. In addition, there were five engine overhaul events (all related to 747-400 aircraft) compared with seven (five related to 747-400 aircraft and two to 747-200 aircraft) in the year-ago first quarter.

Net Interest and Other Non-Operating Expenses

Net interest expense totaled $2.7 million during the quarter compared with net interest income of $0.2 in the first quarter of 2011, primarily reflecting an increase in our average debt balances related to financing three 747-8F aircraft in the fourth quarter of 2011.

Income Taxes

First-quarter results included an income tax expense of $7.2 million compared with an income tax expense of $6.2 million in the first quarter of 2011, resulting in an effective income tax rate of 39.8% versus 37.3%.

Our effective income tax rates differ from the U.S. federal statutory rate primarily due to the income tax impact of global operations, U.S. state income taxes, the nondeductibility of certain items for tax purposes, and the relationship of these items to our projected operating results for the year.

The increase in effective tax rate in the first quarter of 2012 compared with the first quarter of 2011 was primarily due to a discrete tax item of approximately $0.3 million recorded in the first quarter of 2012. We expect our effective income tax rate to decrease to approximately 38.0% in subsequent quarters and for the full year in 2012.

Cash, Cash Equivalents and Short-Term Investments

At March 31, 2012, our cash, cash equivalents and short-term investments totaled $174.9 million, compared with $195.2 million at December 31, 2011.

The change in cash, cash equivalents and short-term investments was driven by net cash of $51.8 million used for investing activities, partially offset by net cash of $18.1 million provided by operating activities and net cash of $13.2 million provided by financing activities.

Net cash used for investing activities primarily related to pre-delivery payments made to Boeing on our 747-8F order and for the purchase of a 767-300ER passenger aircraft for our AMC Charter and Commercial Charter operations.

Outstanding Debt

At March 31, 2012, our balance sheet debt totaled $768.6 million, including the impact of $50.6 million of unamortized discount.

The face value of our debt obligations at March 31, 2012, totaled $819.2 million, compared with $801.9 million on December 31, 2011.

Adjusted EBITDAR and EBITDA

EBITDAR, as adjusted for fleet retirement costs, pre-operating expenses and gains on aircraft sales, totaled $75.6 million in the first quarter of 2012 compared with $66.8 million in the first quarter of 2011.

EBITDA, as adjusted for fleet retirement costs, pre-operating expenses and gains on aircraft sales, totaled $36.1 million in the latest reporting period compared with $28.5 million in the first quarter of 2011.

Reconciliation of GAAP to Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include adjusted EBITDAR and EBITDA; Direct Contribution; Adjusted Pretax Income; Adjusted Net Income Attributable to Common Stockholders; and Adjusted Diluted EPS, which exclude certain items that impact year-over-year comparisons of our results. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

We use these non-GAAP financial measures in assessing the performance of our ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

About Atlas Air Worldwide:

Atlas Air Worldwide is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Atlas Air Worldwide also maintains a 49% interest in Global Supply Systems Limited (GSS). Through Atlas and Polar, Atlas Air Worldwide operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of outsourced aircraft and aviation operating services that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term lease basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military cargo and passenger charters; commercial cargo and passenger charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by Atlas Air Worldwide with the Securities and Exchange Commission on February 15, 2012. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2012 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2012	—	March 31, 2011

Operating Revenue
ACMI	$154,703		$146,035
AMC Charter	121,294		81,176
Commercial Charter	76,947		65,536
Dry Leasing	2,945		1,543
Other	3,415		3,316

Total Operating Revenue	$359,304		$297,606

Operating Expenses
Aircraft fuel	94,763		74,167
Salaries, wages and benefits	70,876		61,764
Maintenance, materials and repairs	52,980		50,069
Aircraft rent	39,418		38,354
Depreciation and amortization	14,303		8,330
Landing fees and other rent	13,055		11,340
Travel	12,620		9,122
Ground handling and airport fees	7,620		5,302
Gain on disposal of aircraft	(196)		(120)
Other	33,286		22,787

Total Operating Expenses	338,725		281,115

Operating Income	20,579		16,491

Non-operating Expenses / (Income)
Interest income	(4,909)		(5,115)
Interest expense	13,963		10,296
Capitalized interest	(6,352)		(5,417)
Other (income) expense, net	(297)		41

Total Non-operating Expense (Income)	2,405		(195)

Income before income taxes	18,174		16,686
Income tax expense	7,234		6,224

Net Income	10,940		10,462
Less: Net loss attributable
to noncontrolling interests	(1,895)		(54)

Net Income Attributable
to Common Stockholders	$12,835		$10,516

Earnings per share:
Basic	$0.49		$0.40

Diluted	$0.48		$0.40

Weighted average shares:
Basic	26,360		26,041

Diluted	26,488		26,289

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2012	March 31, 2011
Operating Revenue:
ACMI	$154,703	$146,035
AMC Charter	121,294	81,176
Commercial Charter	76,947	65,536
Dry Leasing	2,945	1,543
Other	3,415	3,316

Total Operating Revenue	$ 359,304	$ 297,606

Direct Contribution:
ACMI	$24,154	$22,802
AMC Charter	20,581	14,198
Commercial Charter	1,876	9,040
Dry Leasing	1,336	828
Total Direct Contribution for Reportable Segments	47,947	46,868

Add back (subtract):
Unallocated income and expenses	(29,969)	(30,302)
Gain on sale of aircraft	196	120

Income before Income Taxes	18,174	16,686

Add back (subtract):
Interest income	(4,909)	(5,115)
Interest expense	13,963	10,296
Capitalized interest	(6,352)	(5,417)
Other (income) expense, net	(297)	41

Operating Income	$20,579	$16,491

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, pre-operating expenses, nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated income and expenses include corporate overhead, non-aircraft depreciation, interest income, foreign exchange gains and losses, other revenue and other non-operating costs, including one-time items.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended
		March 31, 2012	March 31, 2011	Percent Change

Net Income Attributable to Common Stockholders	$	12,835	$10,516	22.1%
After-tax impact from:
Fleet retirement costs[1]		926	—
Pre-operating expenses[2]		-	2,242
Gain on disposal of aircraft		(125)	(76)

Adjusted Net Income Attributable to Common Stockholders		$13,636	$ 12,682	7.5%

Diluted EPS	$	0.48	$0.40	20.0%
After-tax impact from:
Fleet retirement costs[1]		0.03	—
Pre-operating expenses[2]		-	0.09
Gain on disposal of aircraft		-	-

Adjusted Diluted EPS	$	0.51	$0.49	4.1%

[1]	Fleet retirement costs in 2012 included incremental employee costs related to the retirement of our 747-200 fleet.

[2]	Pre-operating expenses in 2011 related to the introduction of new aircraft types and included incremental costs incurred as a result of delivery delays.

For the Twelve Months Ended
December 31, 2011
Net Income Attributable to Common Stockholders	$96,083
After-tax impact from:
Pre-operating expenses[1]	9,455
Special charge[2]	3,466
Gain on disposal of aircraft	(232)

Adjusted Net Income Attributable to Common Stockholders	$108,772

Diluted EPS	$3.64
After-tax impact from:
Pre-operating expenses[1]	0.36
Special charge[2]	0.13
Gain on disposal of aircraft	(0.01)

Adjusted Diluted EPS	$4.12

[1]	Pre-operating expenses in 2011 related to the introduction of new aircraft types and included incremental costs incurred as a result of aircraft delivery delays.

[2]	Special charge in 2011 included asset impairment and employee termination charges related to the retirement of the 747-200 fleet.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended

	March 31, 2012	March 31, 2011	—

Income before income taxes	$18,174	$16,686
Fleet retirement costs[1]	1,453	—
Pre-operating expenses[2]	—	3,766
Gain on disposal of aircraft	(196)	(120)

Adjusted pretax income	19,431	20,332
Interest (income) expense, net	2,702	(236)
Other non-operating expenses	(297)	41

Operating income before fleet retirement costs, pre-operating expenses and gain on disposal of aircraft	21,836	20,137
Depreciation and amortization	14,303	8,330

EBITDA, as adjusted[3]	36,139	28,467
Aircraft rent	39,418	38,354

EBITDAR, as adjusted[4]	$75,557	$66,821

[1]	Fleet retirement costs in 2012 included incremental employee costs related to the retirement of our 747-200 fleet.

[2]	Pre-operating expenses in 2011 were related to the introduction of new aircraft types and include incremental costs incurred as a result of delivery delays.

[3]	EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, fleet retirement costs, pre-operating expenses, and gain on disposal of assets, as applicable.

[4]	EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, fleet retirement costs, pre-operating expenses, and gain on disposal of assets, as applicable.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(in thousands)
(Unaudited)

		For the Three Months Ended
		March 31,		Percent
		2012	2011	Change
Block Hours
	ACMI	24,509	23,699	3.4%
	AMC Charter
	Cargo	3,189	4,130	(22.8%)
	Passenger	1,850	-	NM
	Commercial Charter	3,691	3,165	16.6%
	Non revenue	434	216	100.9%

	Total Block Hours	33,673	31,210	7.9%

Revenue Per Block Hour
	ACMI	$6,312	$6,162	2.4%
	AMC Charter
	Cargo	24,886	19,655	26.6%
	Passenger	22,667	-	NM
	Commercial Charter	20,847	20,706	0.7%
Average Utilization (block hours per day)
	ACMI	12.3	12.5	(1.6%)
	AMC Charter
	Cargo	8.1	9.4	(13.8%)
	Passenger	7.3	-	NM
	Commercial Charter	8.1	9.8	(17.3%)

	All Operating Aircraft (1)	10.9	11.8	(7.6%)
Fuel
	AMC
	Average fuel cost per gallon	$3.61	$2.95	22.4%
	Fuel gallons consumed (000s)	14,029	13,365	5.0%
	Commercial Charter
	Average fuel cost per gallon	$3.39	$3.06	10.8%
	Fuel gallons consumed (000s)	13,031	11,336	15.0%
	(1) Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not
	contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(in thousands)
(Unaudited)

	For the Three Months Ended
	March 31,		Percent
	2012	2011	Change
Segment Operating Fleet (average aircraft equivalents during the period)
ACMI[1]
747-8 Cargo	3.0	-	NM
747-400 Cargo	17.5	19.7	(11.2%)
747-200 Cargo	0.1	0.3	(66.7%)
767-200 Cargo	0.2	-	NM
747-400 Passenger	1.0	1.0	—
767-300 Passenger	0.1	-	NM

Total	21.9	21.0	4.3%
AMC Charter
747-400 Cargo	3.6	0.9	300.0%
747-200 Cargo	0.7	4.0	(82.5%)
747-400 Passenger	1.7	-	NM
767-300ER Passenger	1.1	-	NM

Total	7.1	4.9	44.9%
Commercial Charter
747-400 Cargo	3.9	2.0	95.0%
747-200 Cargo	0.7	1.6	(56.3%)
747-400 Passenger	0.1	-	NM
767-300ER Passenger	0.3	-	NM

Total	5.0	3.6	38.9%
Dry Leasing
757-200 Cargo	1.0	1.0	—
737-800 Passenger	2.0	-	NM

Total	3.0	1.0	200.0%

Total Operating Aircraft	37.0	30.5	21.3%

Out of Service[2]	-	0.9	(100.0%)
1 ACMI average fleet excludes spare aircraft provided by CMI customers.
[2] Out-of-service aircraft were temporarily parked during the period and were completely unencumbered. Permanently parked aircraft, all of which are also completely unencumbered, are not included in the operating statistics above.